Cullen Funds Trust 485BPOS

Exhibit 99(i)(viii)

700 Rockland Rd
PO Box 348
Rockland, DE 19732

302.576.9600 Phone

www.delawarecounselgroup.com

August 6, 2025

The Trustees of Cullen Funds Trust

645 Fifth Avenue

New York, NY 10022

Re:   Cullen Funds Trust – Cullen Enhanced Equity Income Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Cullen Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the matters relating to the shares of beneficial interest in Cullen Enhanced Equity Income Fund (the “Series”) and Class R6 shares to be issued by the Series (the “Shares”). At your request, this opinion is being furnished to you and may not be relied upon by any other person or entity, or for any other purpose.

Capitalized terms used herein and not otherwise defined are used as defined in the Agreement and Declaration of Trust, effective March 25, 2000, by James P. Cullen, as initial trustee, as amended by the Trustees of the Trust at a meeting held on May 10, 2001 (the “Declaration”).

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	A certified copy of the Certificate of Trust of the Trust (the “Certificate of Trust”) which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) and effective on March 25, 2000 and related Certificate of Correction of Certificate of Trust (the “Certificate of Correction”);

(b)	The Declaration;

(c)	A certificate of good standing for the Trust issued by the Secretary of State on August 6, 2025;

The Trustees of Cullen Funds Trust

August 6, 2025

(d)	A Certificate of the Secretary of the Trust dated August 5, 2025, with attachments (the “Certificate”), including resolutions of the Board of Trustees (the “Board”) pursuant to a Unanimous Written Consent of all members of the Board dated June 3, 2025 relating to the Series (the “Resolutions”);

(e)	The Statement of Additional Information dated August 5, 2025, relating to the Series (the “SAI”);

(f)	The Prospectus relating to the Shares of the Series dated August 5, 2025 (the “Class Prospectus”); and

(g)	The By-Laws of the Trust dated as of March 25, 2000 (the “By-Laws”).

For purposes of this opinion, we have not reviewed any documents other than the documents listed above (the “Reviewed Documents”) and assume there are no documents that are contrary to or inconsistent with the opinions expressed herein. We have conducted no independent factual investigation of our own, except with respect to the Certificate of Trust, but rather have relied solely upon the Reviewed Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to the Reviewed Documents, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For the purposes of this opinion, we have assumed the following: (i) that the Declaration constitutes the entire agreement between the parties thereto, is in full force and effect and will not be amended as of the date on which the Shares are issued, (ii) that the Reviewed Documents will not be amended as of the date on which the Shares are issued, (iii) that no action has been taken to dissolve or terminate the Trust, (iv) except to the extent of paragraph 1. of the opinion, that each of the parties to the Reviewed Documents has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (v) the legal capacity of natural persons who are signatories to the Reviewed Documents, (vi) that each of the parties to the Reviewed Documents has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vii) that each of the parties to the Reviewed Documents will have duly authorized, executed and delivered such documents as of the date on which the Shares are issued, (viii) that each person or entity to whom a Share is to be sold to and issued by the Trust (the “Share Holders”) pays for the Shares acquired by it in accordance with the By-Laws, the Declaration, the Class Prospectus, and the Act, (ix) that the Shares are sold and issued in the manner and in accordance with the terms and conditions set forth in the Class Prospectus, the Declaration, the Bylaws, and the Act; (x) that the books and records of the Trust set forth the names and addresses of all Share Holders in accordance with Section 1 of Article VI of the By-Laws, and (xi) that Article IV, Section 1. of the Declaration does not constitute a payment or assessment for purposes of the opinions herein. We have not participated in the preparation of the SAI or the Class Prospectus and assume no responsibility for their contents.

The Trustees of Cullen Funds Trust

August 6, 2025

This opinion is based upon the application of the Delaware Statutory Trust Act, 12 Del. C. Ch. 38 (the “Act”), to the matters set forth herein, which is the law of Delaware normally applicable to such matters (with the exception that we have not been asked to consider Delaware securities, blue sky laws or tax laws). We do not express an opinion as to any federal laws or the laws of any other jurisdiction. This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.        The Trust has been duly formed and is validly existing as a statutory trust under the laws of the State of Delaware.

2.        The Shares of the Series have been duly authorized. When issued and delivered to a purchaser in accordance with the Declaration, the Resolutions, the Class Prospectus and the Act, and paid for by a purchaser as required by the Declaration, the Resolutions, the Class Prospectus and the Act, the Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-effective Amendment No. 64 to the Registration Statement of the Trust of which the Class Prospectus is a part. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

THE DELAWARE COUNSEL GROUP LLC